UBS

Dealing in UBS Shares and UBS Long Term Debt Securities by UBS

Managing our own conflict

WHY

This Policy seeks to ensure that activities related to UBS Shares and Price Affected Instruments, and issuance and buy-backs of UBS Long-Term Debt securities by UBS, do not result in undue legal, regulatory or reputational risk.

WHO

Group Functions: Group Treasury (GT), UBS Employee Trusts, Group Compliance, Regulatory & Governance (GCRG), Group Legal. Investment Bank (IB): Global Markets (GM), Debt Capital Markets (DCM). Non-Core & Legacy (NCL), , Unified Global Markets (UGM), Asset Management (AM), Global Wealth Management (GWM), Personal & Corporate (P&C), Swiss Universal Bank (SUB)

WHAT

to know about HOW to comply

1. Application and Scope

This Policy applies globally to activities relating to UBS Shares, Price Affected Instruments, issuance and buy-backs of UBS Long-Term Debt securities by UBS.

2. Roles and Responsibilities

- GT undertakes activities related to transactions in UBS Shares and Price Affected Instruments. GT also owns the issuance and buy-back processes for Long-Term Debt.
- The IB and UGM undertake activities related to UBS Shares and Price Affected Instruments, the IB also undertakes activity in UBS Long-Term Debt.
- Asset/ Investment Managers, Client/ Financial Advisors and Client Facing Employees must have a suitable investment rationale for dealing in UBS Shares, Price Affected Instruments or Long Term Debt.
- No part of the UBS Group may prepare or distribute research on UBS Shares, Long Term Debt or Price Affected Instruments.

3. Blackout Periods for UBS Shares and Price Affected Instruments

- Regular Blackout Periods are pre-set based on the publication date of UBS AG's or UBS Group AG's quarterly financial reports.
- A separate, longer blackout period applies to restricted persons for UBS transactions for their own account.
- An Ad-hoc Blackout Period may also be imposed if a determination of ad-hoc Price Sensitive Information is made.
- During a Blackout Period, restrictions on UBS's business activities and employee trading apply.

4. Ad-hoc Barrier Crossing

If you become privy to UBS Unpublished Price Sensitive Information (UPSI), you must inform the GCRG Control Room so an ad-hoc barrier crossing can be logged.

5. Dealing in UBS Shares by UBS Business Units

You must not engage in active marketing or selling of UBS Shares. Price Affected Instruments or Long Term Debt - distribution should be on a reactive basis only in response to client demand.

Group Treasury

- GT executes a share buy-back program and hedges UBS Group AG's obligations in connection with UBS employee share and option participation plans.
- The share buy-back program **must** be executed in accordance with the Swiss Regulatory Framework, including during the Blackout Period.

Investment Bank and UGM

- Trades in UBS Shares or Price Affected Instruments including derivatives may **only** be executed by the IB, NCL and UGM. Certain restrictions on these activities apply.
- Derivative products on UBS Shares and Price Affected Instruments must not be executed during Regular Blackout Periods without approval by one of the C&ORC Approvers.

[redacted]

References

This page is to be read in conjunction with the details set out in the Appendix, which is an integral part of the policy

Appendix

Dealing in UBS Shares and UBS Long Term Debt Securities by UBS

Why we have this appendix

This Policy sets out requirements when dealing in UBS Shares, Price Affected Instruments, UBS Long-Term Debt and the issuance and buy-back of Long-Term Debt securities by UBS Group.

During Regular UBS Shares Blackout Periods restrictions are imposed on dealings in UBS Shares and Price Affected Instruments. In addition, should any UBS staff involved with these activities or activities related to UBS issued Long-Term Debt become privy to UBS UPSI they must disclose the relevant details to the GCRG Control Room.

Trades in UBS Shares or Price Affected Instruments, including derivatives, may only be executed by the IB, CS IB, NCL and UGM, not by any other Business Division/ Area and in accordance with the restrictions contained in this Appendix. program.

Applicability

Group Functions: Group Treasury (GT), UBS Employee Trusts, Group Compliance, Regulatory & Governance, Group Legal, Chief Financial Office (CFO), Chief Risk Office (CRO). Investment Bank (IB): Global Markets (GM), Debt Capital Markets (DCM). Non-Core & Legacy (NCL), Asset Management (AM); Global Wealth Management (GWM), Personal & Corporate (P&C), Unified Global Markets (UGM) , Swiss Universal Bank.

Breaches of this policy [redacted] could result in disciplinary action, including dismissal, in serious cases.

Non-Financial Risk may arise anywhere in UBS as it represents failure of systems, processes, and people. In case NFR materialization relates to this policy, the detector must consider the impact in line with the Non-Financial Risk Issue and Non-Financial Risk Event guidance, as outlined in the NFR policy (1-P-000017). Where further support is required, the detector must contact their respective risk management function and/or C&ORC Controller.

Supplementary policy content

Below you can find additional information on the key topics addressed in the policy one-pager

1. Application and Scope «

This Policy applies globally to activities relating to UBS Shares, Price Affected Instruments and UBS Long-Term Debt securities by UBS.

Price Affected Instruments is defined as securities, derivatives or other financial instruments (other than UBS Shares) whose market price is totally or substantially derived from the market price of UBS Shares.

The scope of this Policy does not include trading in short term debt securities in the form of commercial paper, certificates of deposit or money market deposits.

This policy does not seek to address:

- Corporate law provisions relating to acquisitions of own shares.
- Disclosure and reporting duties relating to shareholdings.
- Disclosure of information concerning UBS.
- Dealing by individuals for their personal account (see Global Policy on Personal Investment (1-P-000359))

UBS employees who facilitate orders from clients and customers also need to comply with Transactions in Restricted and Unregistered Securities (5-E-003865).

2. Roles and Responsibilities «

GT undertakes activities related to transactions in UBS Shares and Price Affected Instruments to execute a share buy-back program and to hedge UBS Group AG's obligations in connection with UBS employee share and option participation plans. GT also owns the issuance and buy-back processes for Long Term Debt.

The Investment Bank (IB) undertakes the following activities related to UBS Shares, Price Affected Instruments and UBS Long Term Debt:

- Share purchases for a UBS Share buy-back program.
- IB GM provides liquidity to the market, facilitates client orders and takes principal positions in respect of UBS Shares and Price Affected Instruments and UBS Long-Term Debt. GM also execute derivative products with UBS Shares or UBS Long-Term Debt as an underlying, including structured notes.
- IB DCM performs activities relating to issuance of UBS Long Term Debt and buy-backs.

NCL may facilitate client orders and take principal positions and NCL may also execute derivative products with UBS Shares as an underlying. UGM facilitate client orders in respect of UBS Shares and Price Affected Instruments.

Asset Managers, Investment Managers, Client/ Financial Advisors and Client Facing Employees (CFEs) such as Relationship Managers and Investment Consultants in GWM and SUB must not engage in active marketing or solicitation of UBS Shares, Price Affected Instruments or Long-Term Debt. Distribution should be on a reactive basis only in response to client demand. Procedures and controls must be maintained and adhered to which are reasonably designed to ensure that any decision to deal in UBS Shares. Price Affected Instruments or Long-Term Debt has a suitable investment rationale that clearly demonstrates that the decision to deal was in the best interest of UBS's clients.

Restrictions on trading, marketing and distribution of UBS Shares, Price Affected Instruments and Long-Term Debt are outlined in this Policy and must be complied with when undertaking these activities.

No part of the UBS Group may prepare or distribute research on UBS Shares, Long Term Debt or Price Affected Instruments.

3. Blackout Periods for UBS Shares and Price Affected Instruments «

3.2 Regular UBS Shares Blackout Period

The Regular UBS Shares Blackout Period is the period during which restrictions are imposed on dealings in UBS Shares and Price Affected Instruments. These Blackout Periods are pre-set periods starting on (and including) the first day immediately following the closing date of UBS AG's or UBS Group AG's fiscal quarter and running until (and including) the date of publication of the financial reports relating to that fiscal quarter.

Note that there is also a separate blackout period applied to restricted persons for UBS transactions for their own account. The blackout period for personal account dealing is longer, to remove the potential for personal conflicts of interest to arise.

3.3 Ad Hoc Blackout Period

A determination of Ad-hoc Price Sensitive Information may also be made, [redacted] and following that an Ad Hoc Blackout Period may also be imposed. GCRG Employee Conduct will then implement the Blackout Period, including any restrictions on dealing in UBS Shares and Price Affected Instruments, in line with the determination made, which may include restrictions on UBS activities or personal accounting dealing (PAD) restrictions for relevant individuals. If the Blackout Period is in connection with UBS Unpublished Price Sensitive Information (UPSI) it will end at the close of business on the day the UBS UPSI is made public or deemed by the required parties under the Global Disclosure Policy to no longer be Price Sensitive Information. GCRG Employee Conduct will communicate the imposition and termination of an Ad Hoc Blackout Period to all persons or parts of UBS affected including details of any restrictions.

3.4 Restrictions during Blackout Periods

During a UBS Shares Regular Blackout Period the following restrictions on UBS's business activities apply:

- Purchases of UBS Shares for a share buy-back program are only permitted if:
  - Execution is delegated to a bank or securities dealer, or a trading unit protected by information barriers, such as the IB; and
  - The purchases are in relation to and in compliance with instructions received prior to the start of the Blackout Period (see Section 5.2.2).
- No trading instructions or executions in relation to UBS Shares or Price Affected Instruments can be made to hedge UBS's employee share and options plans (see Section 3); and

- To IB activities:
  - Market making activity must be reasonable by reference to prevailing client and market conditions.
  - Principal trading activity is not permitted if it results in the assumption of wholly new positions.
  - Transactions in derivative products on UBS Shares or Price Affected Instruments must not be executed unless conducted for market making purposes, prior approval by an IB C&ORC Approver (as defined in Section 5.5.2) has been granted or the transaction is subject to an exemption as specified in this Policy (see Section 5.4.2).

4. Ad Hoc Barrier Crossing «

Staff involved with business activities in relation to UBS Shares, Price Affected Instruments and UBS issued debt may become privy to UBS UPSI by virtue of their involvement. [redacted] Individuals exposed to UBS UPSI must disclose the relevant details to the GCRG Control Room. After confirmation by Group Legal that the information is considered to be UBS UPSI the GCRG Control Room will record the receipt of UPSI on the Grey List and log an ad-hoc barrier crossing for those individuals in possession of the UPSI. Affected personnel must comply with any obligations and restrictions notified to them by the GCRG Control Room. The barrier crossing will remain as long as the individuals are privy to UBS UPSI which triggered the barrier crossing.

5. Dealing in UBS Shares and Long Term Debt by UBS Business Units «

5.1 General

5.1.1 Principal Positions in UBS Shares and Long Term Debt

Principal positions in UBS Shares and Price Affected Instruments may only be held by UBS Group by:

- Group Treasury (GT);
- UBS Employee Plans;
- Investment Bank (IB).
- Non-Core & Legacy (NCL); and
- Unified Global Markets (UGM)

Principal positions in UBS Long Term Debt may only be held by Group Treasury or the Investment Bank.

5.1.2 Limits/ Targets on UBS Shares and Capital Instruments

To manage the capital of UBS, the Group Chief Finance Officer (GCFO) sets supplementary limits/ targets on UBS Shares (which covers physical holdings of shares plus long and short positions from derivative contracts) and UBS's own Capital Instruments. The UBS Shares limit includes a specific sub-limit on IB/ NCL sale of puts on UBS shares. Specifically, the GCFO sets limits/ targets for the maximum amount, held on balance sheet, of UBS Shares, and Capital Instruments issued by UBS or other Systemically Important Banks. A business owned limit is applied to overall exposure in Long-Term Debt and should the Contingent Funding Plan be invoked it would be considered by the Liquidity Crisis Task Force.

Under the Swiss Capital Adequacy Ordinance (CAO) UBS is prohibited from holding Capital Instruments of other banks with a conversion or write-off trigger or Bail-in Bonds at UBS's own risk. [redacted]

[redacted]

5.1.3 Research

No part of the UBS Group may prepare or distribute research on UBS Shares, Long Term Debt or Price Affected Instruments.

5.2 Group Treasury Activities

GT undertakes activities related to transactions in UBS Shares and Price Affected Instruments for two purposes:

- To execute a share buy-back program.
- To hedge UBS Group AG's obligations in connection with UBS employee share and option participation plans.

5.2.1 UBS Share Buy-back Program

As a matter of principle GT will not undertake transactions with the purpose of stabilizing the price of common stock in UBS Group AG.

Share buy-backs are usually conducted by way of a publicly announced share buy-back program and established for cancellation purposes. Under such a UBS share buyback program shares are only repurchased after the buy-back notice outlining the maximum amount of shares intended to be bought back has been made public. A public buy-back program involves several stages. The first stage is a decision by the UBS Group AG Board of Directors to launch a buy-back program. Once approved, the buy-back program is made public. Information relating to the program is considered to be UBS UPSI up until this information is made public. Following that decision the arrangements to set up and execute the program progress, including contractual arrangements, to mandate (for example) the IB to execute the share buy-backs and the individual trading instructions during the term of the share buy-back program which outline the parameters within which the IB can execute. This information is available to relevant staff in GT and the IB.

Prior to issuing individual trading instructions to the IB, GT Capital Management seeks written approval from the GCFO[1]. GT Capital Management also consults with the Group Disclosure Counsel to ensure that disclosure considerations are appropriately reflected. Only following that does GT Capital Management progress to issue the instructions. Information on individual tranches is generally considered to be Confidential with information restricted on a 'need to know' basis but not UBS UPSI given the applicable volume restrictions (see Section 5.2.2).

The IB then proceeds to execute in accordance with the agreed trading instructions. At the latest, once the UBS Share buy-back program has been completed a proposal to cancel the re-purchased shares by means of a capital reduction is tabled at a future AGM.

5.2.2 Swiss Regulatory Framework and Internal Restrictions for UBS Share Buyback Programs

Offers by issuers to buy back equity securities from their shareholders are usually deemed public offers and are therefore subject to the Swiss takeover law regime. Acknowledging that the rules governing corporate takeovers would be unduly cumbersome for issuers and provide limited added protection to investors, the Swiss Takeover Board (Switzerland's primary regulator for public tender offers) issued a circular on buyback programs. This circular outlines the conditions under which a buyback program can be exempt from strict application of the general takeover regulations, including certain safe harbour rules with respect to insider trading and market manipulation. The circular sets out when the simplified reporting procedure is available to issuers and requires compliance by issuers with certain rules when conducting buyback programs. This includes a requirement for the issuer to publish certain information on the purchase of equity securities within and outside of the buyback program[2].

The treatment of black-out periods, during which share buybacks are prohibited, is regulated in Article 124 of the Financial Market Infrastructure Ordinance[3] (FMIO). The UBS Shares Blackout Period (see Section 3.1) has been designed to meet these requirements.

Purchases of UBS Shares during black-out periods are permitted if they are delegated to a bank or securities dealer which executes without the issuer's further influence within parameters set by the issuer or, if the issuer is itself a securities dealer, a trading unit protected by information barriers[4]. The arrangements to effect a UBS Shares buy-back program (also described in Section 5.2.1) reflect these requirements. Following the decision by the UBS Group AG Board of Directors to launch a program UBS Group AG (the buyer) may enter into a Mandate Agreement with UBS AG (as agent) setting out the general terms to execute a share buy-back program[5]. Under such a Mandate Agreement the IB, who undertakes the market executions, remains

[redacted]

[3] https://www.finma.ch/en/supervision/financial-market-infrastructures/

[4] Article 124, paragraph 2 FMIO.

[5] The mandate to UBS AG to execute the share repurchase is disclosed in the official notice to the share buy-back program.

subject to individual instructions by UBS Group AG. During the term of the share buy-back program, UBS Group AG may give individual trading instructions to UBS AG which outline the parameters within which UBS AG can execute.

Further to meet the restrictions contained in the FMIO, the trading parameters set by GT Capital Management must have been set prior to publication of the buyback offer and may be adjusted once a month for the duration of the buy-back program. If the parameters are set or adjusted within the blackout periods set out in the FMIO, the buy-back may be performed only after a waiting period of 90 days. Internally to meet this restriction the IB can continue to execute during the regular UBS Shares Blackout Period but only in relation to and in compliance with instructions received prior to the start of the Blackout Period.

In addition, Article 123.1 of the FMIO provides for volume limits applicable to share buy-backs[6]. Market executions completed under a UBS Shares buy-back program must therefore comply with these volume restrictions.

5.3 Hedging

To hedge the liabilities of UBS's employee share and options plans (UBS Employee Plans) GT Capital Management may from times time to time, instruct GT Asset Liability Management (ALM) to execute transactions in UBS Shares or Price Affected Instruments. Typical events requiring adjustment of UBS Share positions are grants, sale of forfeitures, roll-over into employee plans, dividend reinvestment and option exercises.

A target hedge ratio is approved by the GCFO[7]. GT Capital Management monitor the hedge ratio and if share purchases are needed to maintain the ratio at or above the approved target seek approval from the GCFO to purchase shares sufficient to achieve target. GT Capital Management also consults with the Group Disclosure Counsel to ensure that disclosure considerations are adequately reflected. Once approved and if no impediments are raised from a disclosure perspective GT Capital Management instruct ALM to undertake the required share executions. ALM executes the trading instruction from GT Capital Management on share volume and timing of execution. Consistent with treatment of executions for under the share buy-back program these executions are generally considered to be Confidential, with information restricted on a 'need to know' basis. Transactions in UBS Shares completed by ALM do not come under the legal safe harbor outlined in Section 5.2.2 and therefore the related requirements do not apply. GT Capital Management can give trading instructions to ALM more than once per calendar month, but no instructions or executions can be made during a Regular or Ad Hoc UBS Shares Blackout Period.

Delivery obligations for employee plans and option exercises, which are not covered through purchases in the market, are executed via an internal transfer of shares from GT and the UBS Employee Plan at the price defined in the plan documents. Internal Transfers between GT and UBS Employee Plans are not subject to the UBS Shares Black-out Period.

5.4 UBS Long Term Debt Issuance & Buy-backs

5.4.1 Long Term Debt Issuance

As with a share buy-back issuance of Long Term Debt involves multiple stages starting with development of a funding plan, including the amount of debt, what type and issuance timeline. GT will make a funding plan recommendation based on projected funding, liquidity and capital requirements. The funding plan is proposed by the GCFO to the Group ALCO for approval with external transactions in debt securities executed in relation to the funding or capital plan approved by the GCFO[8]. Information related to planning a long-term debt issue is Confidential information which needs to be restricted on a 'need to know' basis.

5.4.2 Restrictions and Procedures

The issuance process exposes UBS staff involved to Confidential information which needs to be restricted on a 'need to know' basis. The Funding Plan, particularly the information about what kind of debt will be issued, and, any part of the planning and strategy process, and information related to the issuance of long-term debt generally is considered to be Confidential and employees only receive that information on a 'need to know' basis. Generally, issuance terms of Long Term Debt are not considered UBS UPSI because a new issue would not be expected to impact the value of existing UBS issued debt or UBS Shares. However, should exceptional circumstances arise where there is heightened sensitivity to UBS's capital or liquidity position then (for example) debt issuance could be perceived by external parties as indicating a financial concern and in these circumstances this could impact the price of UBS Shares. Through confirmation from Group Legal, debt issuance would in these circumstances

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[redacted]

be UBS UPSI and information surrounding any issuance should be treated accordingly, including notification to the GCRG Control Room as outlined in Section 4.

Usually whether UBS is conducting open market repurchases under a repurchase program or a tender offer there would be public disclosure via a press release, regulatory filing or offer documentation. There may be occasions where UBS wishes to engage in privately negotiated open market repurchases or other mechanisms which are not publicly disclosed. Should such a case arise any proposed repurchase exercise must be referred to Group Legal, who may also engage external counsel, to confirm that the facts and circumstances surrounding the repurchase do not trigger tender offer rules. Evidence of referral to Group Legal must be maintained by the responsible business personnel.

5.5 UBS Investment Bank, Non-Core & Legacy, and Unified Global Markets

5.5.1 Activities

IB staff undertake market executions for UBS share buy-back programs. These trade executions fall under a legal safe harbour dependent on maintenance of organizational segregation between GT (who provide guidance) and the IB who execute in the market (as described in Section 5.2). IB DCM perform activities relating to UBS Long Term Debt issuance and buy-backs (as described in Section 5.4). The IB also issue and execute derivative products with UBS Shares as an underlying, including structured notes. Derivative products on UBS Shares may be executed in response to third party demand or at the instigation of UBS. IB GM also provide liquidity to the market, facilitate client orders and take principal positions[9] in respect of UBS Shares and Price Affected Instruments. UBS is a significant market maker in UBS Shares and Price Affected Instruments.

NCL may facilitate client orders, take principal positions and execute derivative products with UBS Shares as an underlying. UGM facilitate client orders in respect of UBS Shares and Price Affected Instruments.

UBS has issued Capital Instruments in various currencies and markets, which are subject to strict regulatory restrictions on redemption by UBS (see Section 5.4.2) and secondary market trading.

5.5.2 Restrictions and Procedures – UBS Shares and Price Affected Securities

- IB GM trading desks are functionally separated from both GT and IB DCM. IB DCM is behind an Enhanced Information Barrier.
- As outlined in Section 4 UBS staff exposed to UBS UPSI are required to notify the GCRG Control Room.
- UBS employees who facilitate orders from clients and customers also need to comply with Transactions in Restricted and Unregistered Securities (5-E-003865).

The following restrictions apply to the execution of trades in UBS Shares or Price Affected Instruments, including derivatives:

- These trade types may only be executed by the IB, NCL and UGM and not by any other Business Division/ Area.
- Market making by the IB is permitted during Regular UBS Shares Blackout Periods to satisfy client demand and create liquidity. Market making positions during such periods should be reasonable by reference to prevailing client and market conditions.
- Principal trading may be undertaken by the IB and NCL during UBS Shares Blackout Periods [redacted]. This activity must not result in the assumption by UBS of wholly new positions.
- Derivative products on UBS Shares or Price Affected Instruments must not be executed if any person involved in structuring or pricing the products is in possession of any UBS UPSI.
- Staff exposed to UBS UPSI and subject to an Ad Hoc barrier crossing (see Section 3.2) may be subject to and must comply with any further restrictions imposed through the Ad Hoc barrier crossing.
- Any new derivative product in relation to UBS Shares or Price Affected Instruments must be pre-cleared by one of the Global or relevant Regional Head of IB C&ORC, or the Head of C&ORC Market Conduct Taxonomy (the IB C&ORC Approvers)[10]. These

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[redacted]

Approvers will consult with the GCRG Control Room before approving. IB C&ORC may prohibit or place restrictions on the issue or provision of such products.

- Derivative products on UBS Shares and Price Affected Instruments must not be executed during Regular Blackout Periods without prior approval by one of the IB C&ORC Approvers. The IB C&ORC Approvers will review the request with the GCRG Control Room prior to providing any approval. Any approval will consider:
  - Whether the transaction is in response to an unsolicited client request, and the nature of such request.
  - Whether UBS is one of several underlying issuers (and the proportion attributed to UBS).
  - Whether the product is similar to those executed by other firms (and the nature of those products) and whether the product is similar to products previously executed by UBS.

- The requirement for pre-clearance by an IB C&ORC Approver does not apply to:
  - Transactions undertaken for market making purposes (and subject to the criteria previous bullet point).
  - Issuances where a client or third party has access to a tool enabling them to create structured notes without the involvement of UBS personnel, beyond the initial approval for them to have such access. Also issuances to fulfil client orders, received on a reverse enquiry basis with execution through an automated tool, and the only involvement of UBS staff in trade execution is to input the order, as specified by the client, into a note issuance tool.
  - Derivative products which reference a broad market index or diversified basket which includes UBS Shares or Price Affected Instruments subject to the following. To meet this criteria the index should contain at least 10 individual components, none of which comprise more than 30% by market value at trade inception.
  - Transactions in exchange traded derivatives or single stock vanilla OTC derivatives on UBS Shares which look-like exchange traded equivalents, where the client request has been received on a reverse enquiry basis. This exemption only applies where this has been agreed in advance with an IB C&ORC Approver and with the understanding that IB C&ORC may apply additional restrictions should this become appropriate.
  - Trade executions in line with pre-approved criteria, where specific criteria have been proposed by the business for a particular product and approved by an IB C&ORC Approver subject to any restrictions under this Policy or included in the pre-approval.
  - Orders received by UGM from a GWM Client Advisor and received by them on a reverse enquiry basis, i.e. there is no direct interaction between the client and the IB and the only involvement of UGM staff is to input the order or pricing request as specified by the client.
  - Orders received from a GWM client by a UGM Product Specialist on an execution-only basis.
- Evidence of IB C&ORC approval must be maintained by the business requestor.

- Restrictions on dealing by individuals for their personal account will apply in accordance with the Global Policy on Personal Investment (1-P-000359)

5.6 Marketing and Distribution Activities

The following general principles apply in relation to the marketing of UBS Shares or Price Affected Instruments (including derivatives):

- UBS does not engage in active marketing or selling of UBS Shares or Price Affected Instruments.

- UBS does not provide any advice or opinion to clients in relation to UBS Shares or Price Affected Instruments.

- UBS does not offer any view to clients on the future development of the UBS Share price.

- Distribution of UBS Shares and Price Affected Instruments should be on a reactive basis only in response to client demand.

- UBS personnel must not discuss with clients the results or strategies of UBS and must make clients aware that they do not have access to sensitive information about UBS Shares (also note the requirements under Section 3.2).

- Term sheets or other marketing material relating to UBS Shares or Price Affected Instruments should not be sent to clients on an unsolicited basis. Any term sheets or marketing material that is sent to a client at the client's request must contain the appropriate disclaimer (see Section 5.9).

The following activities are permitted:

- Provision of general product advice to clients to explain how a product works, or the merits of one type of product over another. The advice must relate to the technical nature of the product and not include advice or comment on the merits of UBS.

- A client may disclose or describe a particular investment strategy or aim which would be consistent with an investment in UBS Shares. Where it is consistent with a client's stated investment strategy or aim, then UBS personnel may raise with the client UBS Shares or Price Affected Instruments provided the appropriate disclaimer in Section 4.9 is used.

- UBS may be requested to issue derivative products on UBS Shares which are to be distributed or marketed by third party intermediaries. Often these intermediaries request UBS to issue press advertisements or other marketing material in respect of the products or undertake other activities. These are permitted provided that the advertisement or marketing material:
  i. clearly displays the name of the third party and it is clear that the product has been structured and marketed at the request of the third party,
  ii. does not expressly solicit orders or contain any UBS contact details designed to facilitate the taking of orders in respect of the product; and
  iii. contains the appropriate disclaimer set out in Section 5.9.

- Issuing an advertisement or notification in relation to any product where this is required under the rules of any exchange or regulatory body.

- Product notifications to existing clients on a standard or regular basis notifying them of all (or particular types of) products issued by UBS provided that:
  i. the notification is sent only to existing clients,
  ii. contain only factual information relating to product terms,
  iii. there is no associated marketing activity by UBS personnel, and
  iv. the notification contains the appropriate disclaimer set out in Section 5.9.

5.7 Asset Managers, Client Advisors/ Financial Advisors, Investment Managers and CFEs

5.7.1 General Approach

Asset Managers, Client Advisors (CAs), Financial Advisors (FAs), Investment Managers (IMs) and CFEs would not be expected to be in possession of UBS UPSI. Dealing in UBS Shares and Price Affected Instruments by Asset Managers, CAs/ FAs, Investment Managers and CFEs for client accounts is therefore not affected by the existence of UBS Shares Blackout Periods. If UBS UPSI did come into the possession of or become available to any Asset Manager, CA/ FA, Investment Manager or CFE they would be required to notify the GCRG Control Room [redacted] and Business Aligned Compliance, who may impose restrictions.

5.7.2 Asset Managers Investing in UBS Shares and Price Affected Instruments

When investing in UBS Shares and Price Affected Instruments Asset Managers, CAs, FAs, IMs and CFEs must adhere to the general principles applicable to trading activities. Investments in UBS Shares and Price Affected Instruments must be:

- Compliant with any local regulatory obligations.
- In the best interest of clients [redacted].
- Compliant with the investment objectives and guidelines of the relevant portfolios/ mandates (as determined by the portfolio manager).
- Consistent with any duty to seek best execution [redacted].

Consistent with these principles Asset Managers, CAs, FAs, IMs and CFEs must maintain and adhere to procedures and controls reasonably designed to ensure that all investment decisions to deal in UBS Shares or Price Affected Instruments have a suitable investment rationale that clearly demonstrates that the decision to deal was in the best interest of UBS's clients. Some jurisdictions have local restrictions on dealing in UBS Shares or Price Affected Instruments. Asset Managers, CAs, FAs, IMs and CFEs are responsible for knowing, understanding and abiding by any restrictions for the jurisdictions in which they operate. Management should have knowledge and oversight of any dealing in UBS Shares or Price Affected Instruments for which they are responsible.

These principles and requirements also apply also to dealings in UBS issued debt securities.

If in doubt Asset Managers, CAs and FAs should consult business aligned C&ORC.

In respect of Global Wealth Management Americas, UBS Shares, Price Affected Instruments and UBS debt securities are not eligible for discretionary managed programs where UBS Financial Services is the manager or sponsor of the program. They are eligible in discretionary dual-contract programs where the third party manager is not affiliated with UBS.

5.7.3 No Recommendations, Discussion or Comment

Asset Managers, CAs/ FAs, IMs and CFEs are not permitted to make any recommendations to clients in respect of UBS Shares, Price Affected Instruments or UBS Long Term Debt securities or to discuss with clients the results or strategies of UBS. Clients must also be made aware that they do not have access to sensitive information about UBS, UBS Shares, Price Affected Instruments or UBS Long Term Debt Securities.

5.8 IB C&ORC reviews

GCRG may perform independent reviews of dealings in financial instruments (including UBS Shares, Price Affected Instruments and UBS Long Term Debt securities) as part of the Global Minimum Monitoring Control Standards or otherwise.

5.9 Disclaimers

The following disclaimers should be used as appropriate.

- **Term Sheet/ Press Advertisements/ Standard Product Notifications**: "UBS does not prepare or distribute research on UBS Shares or Price Affected Instruments and does not express a view on the direction of the price of such securities or UBS results or strategies."
- **GWM and BB Syros**: "UBS Group does not prepare or distribute research on UBS Shares or Price Affected Instruments. Accordingly Client and Financial Advisors are not permitted to discuss with customers the results or strategies of UBS and must make clients aware that they do not have access to sensitive information about UBS Shares or Price Affected Instruments."

Glossary

UBS Shares Blackout Period: The Regular UBS Shares Blackout Period is the period during which restrictions are imposed on dealings in UBS Shares and Price Affected Instruments. Regular UBS Shares Blackout Periods are pre-set periods starting on (and including) the first day immediately following the closing date of UBS AG's or UBS Group AG's fiscal quarter and running until (and including) the date of publication of the financial reports relating to that fiscal quarter.

A determination of Ad-hoc Price Sensitive Information may also be made [redacted] and following a determination an Ad Hoc UBS Shares Blackout Period may be imposed.

Capital Instruments: Securities which count as capital for bank regulatory capital purposes so Common Equity Tier 1 and Additional Tier 1 (high trigger or low trigger).

Grey List: A highly confidential list of parties (usually an issuer or a company) in respect of which UBS has Unpublished Price Sensitive Information or certain types of Protected Information.

Price Affected Instruments: Securities, derivatives or other financial instruments (other than UBS Shares) whose market price is totally or substantially derived from the market price of UBS Shares.

Inside Information/ Unpublished Price Sensitive Information (UPSI): [redacted] Inside Information and UPSI are used interchangeably and are defined as information which is:

- Of a precise and factual nature; and
- Has not been made public; and
- Relates (directly or indirectly) in the context of this Policy to UBS AG or UBS Group AG; and
- May affect the price of any UBS Financial Instrument or related Financial Instrument(s) if made public.

It also includes information that reasonable investors would consider relevant in determining whether to buy, sell, hold or otherwise act in relation to such us Financial Instrument(s). UPSI is Protected Information under the Policy

Not public/Non-Public: information is non-public until it has been effectively communicated to the market place and is available to the general public. Information is generally regarded as non-public until it has been broadly disseminated, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors such as a proxy statement or prospectus, or materials available from public disclosure services.

Precise: information will be considered to be of a precise nature if it indicates a set of circumstances which exist (or may reasonably be expected to come into existence), or an event which has occurred (or which may reasonably be expected to occur), and is specific enough to enable a conclusion to be drawn on the possible effect that set of circumstances or event on the price of the financial instrument.

Information relevant to Reasonable Investors: a list of common (but not exhaustive) examples of information that may be regarded as relevant by a reasonable investor are:

- Information regarding the interpretation of financial results and events.
- Certain non-financial performance indicators.
- Information regarding senior management, material products and services or transactions and corporate actions.
- Certain management, organizational or shareholder.
- Certain litigation or regulatory proceedings or sanctions.
- Forward-looking information.

Protected Information: In the context of this Policy Protected Information is Unpublished Price Sensitive Information related to UBS AG or UBS Group AG.

Trading Windows: Periods that are not a Blackout Period.

UBS: UBS Group AG, UBS AG and its branches, and any company or other legal entity active in UBS's financial businesses which is either wholly or majority, directly or indirectly, owned or controlled by UBS AG or UBS Group AG and intended to be held indefinitely. This includes joint ventures where there is, directly or indirectly. control by UBS AG or UBS Group AG.

UBS Shares: Means common stock in UBS Group AG.

Long Term Debt: includes all UBS debt of effective maturity greater than one year at issuance (excluding Certificates of Deposit),-issued in the form of TLAC, MTNs, EMTNs, senior unsubordinated (collateralized or not) and subordinated notes (including, but not limited to Additional Tier 1 Capital) from operating entities and holding companies

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